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                                                                    Exhibit 23.1

                        Consent of Independent Auditors



The Board of Directors
GE Financial Assurance Holdings, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-40159) on Form S-3 of GE Financial Assurance Holdings, Inc. of our report dated May 5, 2000, relating to the statement of assets acquired and liabilities assumed from Toho Mutual Life Insurance Company as of March 1, 2000, which report appears in the Current Report on Form 8-K/A1 of GE Financial Assurance Holdings, Inc.

Our report dated May 5, 2000, contains an explanatory paragraph that states that the statement of assets acquired and liabilities assumed from Toho Mutual Life Insurance Company was prepared to present the assets acquired and liabilities assumed by GE Edison Life Insurance Company related to the comprehensive transfer with Toho Mutual Life Insurance Company pursuant to the transaction described in Note 1 to the special purpose financial statement, and is not intended to be a complete presentation of either Toho Mutual Life Insurance Company or GE Edison Life Insurance Company's assets and liabilities.


                         /s/ KPMG LLP


Richmond, Virginia
May 5, 2000